                                                                     Exhibit 3.1




               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      FIRST VIRTUAL HOLDINGS INCORPORATED



    FIRST VIRTUAL HOLDINGS INCORPORATED, a Delaware corporation (hereinafter referred to as the "CORPORATION"), hereby adopts this Amended and Restated Certificate of Incorporation pursuant to the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

    FIRST: The name of the Corporation is First Virtual Holdings Incorporated. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 1996.

    SECOND: The amendments and additions made by this Amended and Restated Certificate of Incorporation have been duly authorized and proposed by the board of directors (the "BOARD OF DIRECTORS") of the Corporation, and have been approved by the stockholders of the Corporation, in conformity with the provisions of the General Corporation Law of Delaware.

    THIRD: The Certificate of Incorporation of the Corporation and all amendments and supplements thereto are hereby superseded by the following Amended and Restated Certificate of Incorporation.

                                  ARTICLE ONE

    The name of this corporation is First Virtual Holdings Incorporated.

                                  ARTICLE TWO

    The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, New Castle County. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                 ARTICLE THREE

    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
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                                  ARTICLE FOUR

    This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation (the "COMMON STOCK") shall have authority to issue is 40,000,000 shares, and shall have a par value of $0.001 per share, and the total number of shares of Preferred Stock this Corporation (the "PREFERRED STOCK") shall have authority to issue is 3,601,447 shares, and shall have a par value of $0.001 per share. The Preferred Stock shall be divided into four series, namely, Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), which shall consist of 1,545,816 shares, Series B Preferred Stock (the "SERIES B PREFERRED STOCK") which shall consist of 1,724,679 shares, Series C Preferred Stock (the "SERIES C PREFERRED STOCK") which shall consist of 130,952 shares and Series D Preferred Stock (the "SERIES D PREFERRED STOCK") which shall consist of 200,000 shares.

    The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock. The order of reference to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in the provisions of this ARTICLE FOUR shall have no bearing on the relative rights, preferences and restrictions of the individual series of Preferred Stock.

    1.   Dividend Preferences.

    The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends on each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, payable in preference and priority to any payment of any dividend on the Common Stock, when, as and if declared by the Board of Directors. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest. Dividends may be delivered and paid on the Common Stock in any fiscal year of the corporation only if dividends are paid with respect to all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock equal to at least $0.162 per share, $0.32 per share, $1.50 per share and $1.50 per share, respectively. No dividend may be paid on any series of Preferred Stock unless the same percentage of the respective dividend preference is also paid on each other series of Preferred Stock. No shares of Common Stock shall receive any dividend at any rate which is greater than the rate at which dividends are simultaneously paid in respect of the respective series of Preferred Stock.





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    2.   Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, in which the aggregate value of all assets, cash and property to be distributed to all shareholders does not exceed $100,000,000, distributions to the shareholders of this Corporation shall be made in the following manner:

                 (i) The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets, cash or property of this Corporation to holders of the Common Stock, the amount of $1.76 per share (the "SERIES A LIQUIDATION PRICE"), $3.189 per share (the "SERIES B LIQUIDATION PRICE"), $19.00 per share (the "SERIES C LIQUIDATION PRICE") and $19.00 per share (the "SERIES D LIQUIDATION PRICE"), respectively, plus any declared but unpaid dividends. If upon occurrence of such event the assets, cash and property thus distributed to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire amount of assets, cash or other property of this Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock pro rata in proportion to the product obtained by multiplying, in the case of Series A Preferred Stock, the number of shares of Series A Preferred Stock held by each such holder by the Series A Liquidation Price, in the case of Series B Preferred Stock, the number of shares of Series B Preferred Stock held by each such holder by the Series B Liquidation Price, in the case of the Series C Preferred Stock, the number of shares of Series C Preferred Stock held by each such holder by the Series C Liquidation Price and in the case of the Series D Preferred Stock, the number of shares of Series D Preferred Stock held by each such holder by the Series D Liquidation Price.

                 (ii) After payment has been made to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the amounts to which they shall be entitled as set forth above, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock shall be entitled to receive an amount of the remaining assets, cash and other property of the Corporation equal to the amount obtained by multiplying the amount of the remaining assets, cash and other property of the Corporation by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder and the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

         (b) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, in which the aggregate value of all assets, cash and





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other property distributed to all shareholders is greater than $100,000,000, the entire amount of assets, cash and other property of the Corporation legally available for distribution shall be distributed to the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by each such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

         (c) Shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be.

         (d) For purposes of this Section 2, a liquidation, distribution or winding up of this Corporation shall be deemed to occur upon the sale of all or substantially all of the Corporation's assets or the acquisition of this Corporation by another person or entity by means of merger, consolidation or any other transaction or series of related transactions resulting in the exchange or sale of the outstanding shares of this Corporation or newly issued shares of this Corporation for securities or other consideration issued or caused to be issued by the acquiror(s) as a result of which shareholders of this Corporation own less than 50% of the equity securities of the surviving Corporation or entity; provided, however, that no acquisition by First USA Merchant Services, Inc., General Electric Capital Corporation ("GECC"), First Data Corporation ("FDC"), VISA International Merchant Association (VISA) or any affiliate of First USA Merchant Services, Inc., GECC, FDC or VISA of this Corporation or of any shares or assets of this Corporation shall be deemed a liquidation, distribution or winding up of this Corporation.

         (e) The value of assets and property other than cash to be distributed to holders of this Corporation's stock shall be deemed to be the value as reasonably determined by the Board of Directors of this Corporation.

         (f) Each holder of an outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase, at the initial purchase price thereof, or at any such other price as may be contractually required pursuant to agreements entered into on or around the time of issuance thereof, of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to the agreements providing for the right of such repurchase between the Corporation and such persons.

    3. Conversion Rights. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):





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         (a) Right to Convert.  Each share of Series A Preferred Stock, Series
B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.76 in the case of the Series A Preferred (the "SERIES A ORIGINAL ISSUE PRICE"), $3.189 in the case of the Series B Preferred (the "SERIES B ORIGINAL ISSUE PRICE"), $15.00 in the case of the Series C Preferred (the "SERIES C ORIGINAL ISSUE PRICE") or $15.00 in the case of the Series D Preferred (the "SERIES D ORIGINAL ISSUE PRICE"), by the applicable Conversion Price, determined as hereinafter provided and as in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall initially be equal to the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price and the Series D Original Issue Price, respectively. The initial Conversion Prices shall be subject to adjustment as hereinafter provided.

         (b)     Automatic Conversion.

                 (i) Initial Public Offering. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing ("CLOSING") of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public at an offering price to the public of at least $10.50 per share (as adjusted for stock splits, stock dividends, reclassifications, and like events) and in which the aggregate gross proceeds received by the corporation (net of underwriting discounts) equal or exceed $10,000,000. In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted that Preferred Stock until immediately prior to the Closing and immediately after any adjustment in the Conversion Price of such Preferred Stock pursuant to subsection 3(d)(iv) hereof resulting from such offering.

                 (ii) Election of Holders of Preferred Stock. Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series of Preferred Stock upon the affirmative election of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock. Each share of Series C Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Series C Conversion Price upon the affirmative election of not less than a majority of the then outstanding shares of Series C Preferred Stock. Each share of Series D Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Series D Conversion Price upon the affirmative election of not less than a majority of the then outstanding shares of Series D Preferred Stock. In the event of any such election, the person(s) entitled to receive the Common Stock





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issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until the election (duly approved by not less than a majority of the shares of Preferred Stock then outstanding) is received by the Corporation.

         (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation at its election shall either pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, or issue one whole share for each fraction of a share outstanding, after aggregating all fractional shares held by each shareholder; provided, however, that if the amount of the cash payment in lieu of fractional shares exceeds the amount of $10,000, the holder shall be entitled to require the Corporation to issue the whole share in lieu of the cash payment. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, pursuant to Section 2(a) hereof, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d)     Adjustments to Conversion Price for Diluting Issues.

                 (i) Special Definitions. For purposes of this subsection 3(d), the following definitions shall apply:

                     (1) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                     (2) "Original Issuance Date" shall mean the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware;

                     (3) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock or Convertible Securities.





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                     (4)  "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the date hereof, other than the following:

                          (A) shares issuable upon conversion of shares of
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

                          (B) shares issued as a pro rata dividend or
distribution on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or as a result of any event for which adjustment is made pursuant to subparagraph (d)(vi) hereof;

                          (C) shares, and options to purchase shares, issued or
issuable to officers, directors and employees of, and consultants to, the Corporation in a manner determined by the Board of Directors and in an amount not to exceed 1,962,025 shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) at any time outstanding;

                          (D) shares issuable upon exercise of options or
warrants to purchase shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Corporation issued to First USA Merchant Services, Inc., National Direct Marketing, Inc., Lee H. Stein, Tawfiq N. Khoury, Jon Rubin, Nathaniel Boreinstein and Marshall Rose and outstanding as of the date hereof;

                          (E) shares issuable upon exercise of warrants to
purchase up to 50,000 shares issued to General Electric Capital Corporation;

                          (F) up to 2,500,000 shares, and warrants to purchase
any portion of such shares, issued or issuable to First Data Corporation, VISA International Service Association or other entities, in connection with marketing relationships entered into with such entities; and

                          (G) shares issued by way of dividend or other
distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clause(s) (A), (B), (C), (D), (E),
(F) or this clause (G), provided such dividends or distributions are made pro rata to all shares of Common Stock.

                 (ii) No Adjustment of Conversion Price. Notwithstanding anything to the contrary, no adjustment in the number of shares of Common Stock into which a particular share of Preferred Share is convertible shall be made, by adjustment in the Conversion Price of such share in respect of the issuance of Additional Shares of Common Stock or otherwise,





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unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price applicable to such share in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                 (iii)    Deemed Issuances of Additional Shares of Common.

                          (1) Options and Convertible Securities.  In the event
the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued with respect to an adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock unless the consideration per share (determined pursuant to subsection 3(d)(vi) hereof) of such Additional Shares of Common would be less than the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                          (A) no further adjustment in the applicable
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                          (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                          (C) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:





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                              (a) in the case of Convertible Securities or
Options for Common Stock the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (b) in the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 3(d)(vi)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                          (D) no readjustment pursuant to clause (B) or (C)
above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                          (E) in the case of any Options which expire by their
terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                          (F) if such record date shall have been fixed and
such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 3(d)(iii) as of the actual date of their issuance.

                     (2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common shall be deemed to have been issued:

                          (A) in the case of any such dividend or distribution,
immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or





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                          (B) in the case of any such subdivision, at the close
of business on the date immediately prior to the date upon which such corporate action becomes effective.

                          If such record date shall have been fixed and such
dividend shall not have been paid on the date fixed therefor, the adjustment previously made in any Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this subsection 3(d)(iii) as of the time of actual payment of such dividend.

                 (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.

                          (1) In the event the Corporation at any time or from
time to time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 3(d)(iii), but excluding Additional Shares of Common Stock issued pursuant to subsection 3(d)(iii)(2), which event is dealt with in subsection 3(f) hereof), without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) which, except as provided in Sections 3(d)(iv)(2) and 3(d)(iv)(3), shall be determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for purposes of this subsection (iv) all shares of Common Stock issuable upon conversion or exchange of then outstanding shares of Preferred Stock shall be deemed to be outstanding, and such Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                          (2)  Notwithstanding the provisions of paragraph
3(d)(iv)(1), in the event that this Corporation shall issue and sell shares of its Common Stock in an initial public stock offering registered under the Securities Act of 1933, as amended, for a consideration per share (the "IPO SHARE PRICE") less than $10.50 (as adjusted for stock splits and similar events), then and in such event, the Series C Conversion Price shall be reduced,





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concurrently with such issue, to the Series C Conversion Price then in effect multiplied by a fraction, the numerator of which is 130,952 and the denominator of which is the difference between (A) the number obtained by dividing $2,500,000 by the IPO Share Price, and (B) 107,144.

                     (3) Notwithstanding the provisions of paragraph 3(d)(iv)(1), in the event that this Corporation shall issue and sell shares of its Common Stock in an initial public stock offering registered under the Securities Act of 1933, as amended, for an IPO Share Price less than $7.86 (as adjusted for stock splits and similar events), then and in such event, the Series D Conversion Price shall be reduced, concurrently with such issue, to the Series D Conversion Price then in effect multiplied by a fraction, the numerator of which is 200,000 and the denominator of which is the difference between (A) the number obtained by dividing $5,500,000 by the IPO Share Price, and (B) 500,000.

                 (v) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect for the respective series of Preferred Stock shall, concurrently with the effectiveness of such reclassification or reorganization, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such series of Preferred Stock immediately before that change.

                 (vi) Determination of Consideration. For purposes of this subsection 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                          (1) Cash and Property.  Such consideration shall:

                              (A) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors; and

                          (C) in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board of Directors.

                     (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                          (A) the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                          (B) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (e) Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, a certificate executed by the chief executive or chief financial officer of the Corporation on its behalf setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be.

         (f) In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of

Common Stock, then and in each such event provisions shall be made so that the holders of Preferred Stock shall receive concurrently therewith the amount of such securities which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event.

         (g)     In case:

                 (i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution; or

                 (ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                 (iii) there is any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation or conveyance of all or substantially all of the assets of the Corporation to another Corporation; or

                 (iv) there is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation (including any deemed liquidation, dissolution or winding up under Section 2 hereof);

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock, and to the holders of record of the outstanding shares of Preferred Stock, at least ten days prior to the date hereinafter specified, a notice stating (A) the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up and (B) in the case of notices pursuant to Section 3(g)(iv) above, the aggregate value of all assets, cash and other property to be distributed to shareholders, to the extent that such value has been ascertained.

         (h) In case any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock.

         (i) The Corporation will pay all taxes and other governmental charges (other than taxes based on income) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock to the record holder of Preferred Stock.

         (j) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of a Preferred Stock against impairment.

         (k) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

    4.   Redemption.

         (a) Redemption Rights. If the holders of at least 25,000 shares of Series C Preferred Stock or 25,000 shares of Series D Preferred Stock request in writing from time to time the redemption of all or any part of shares of Preferred Stock held by them, the Corporation shall redeem such shares pursuant to the schedule set forth below. Such notice of redemption shall be given no less than 60 days prior to the date at which redemption is requested to commence. In the event such notice of redemption is given, during each calendar quarter commencing with the calendar quarter specified in the holders' written notice but in no event prior to the quarter commencing July 1, 1999, the Corporation shall redeem during each such quarter on the first day of each such quarter (each, a "REDEMPTION DATE"), for an amount in cash as determined below, one twelfth of the shares requested to be redeemed.

         (b) Availability of Funds. Notwithstanding the provisions of subparagraph (a), the Corporation will not be required to redeem shares in any quarter to the extent funds are not legally available. If funds are not legally available to consummate a redemption under subparagraph (a), the Corporation shall redeem the maximum number of shares for which funds are legally available ratably among the holders of such shares in proportion to their holdings of Series C Preferred Stock or Series D Preferred Stock elected for redemption and will continue to do so at any time thereafter when additional funds are legally available for such redemption until the total number of shares of Preferred Stock that it has redeemed is equal to the total number of shares that it would have redeemed at such time as if it had redeemed in accordance with the provisions of subparagraph (a). Shares not redeemed shall remain issued and outstanding and entitled to the rights and preferences herein.

         (c) Redemption Price. The redemption price per share for the Series C Preferred Stock and the Series D Preferred Stock shall be $19.00 multiplied by x(n), where n is the number of years (or fraction thereof) between the date of issuance of the Series C Preferred or the Series D Preferred Stock, as the case may be, and the date of redemption, and x is equal to (i) 1.10 in the case of the Series C Preferred Stock in the event GECC and the Corporation shall have entered into a marketing agreement with the Corporation which contains a stipulation that such Agreement is a "Qualified Marketing Agreement," and in the case of the Series D Preferred Stock or (ii) 1.08 in the case of the Series C Preferred Stock in the event GECC and the Corporation shall not have entered into a Qualified Marketing Agreement.

         (d) Redemption Procedures. The Corporation shall give notice by certified mail, postage prepaid, return receipt requested, to the holders of record of the Series C Preferred and the Series D Preferred Stock of any redemption pursuant to this Section 4, such notice to be addressed to each holder at the address shown in the Corporation's records which notice shall specify the date of redemption and the number of shares to be redeemed. At least five days prior to each Redemption Date, each holder requesting redemption shall surrender his certificate (or comply with applicable lost certificate provisions) for the number of shares to be redeemed on such Redemption Date to this Corporation at the place specified in the notice. If less than all of the shares represented by such certificate are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and funds necessary for the redemption shall have been paid to the holder with respect to any shares represented by certificates actually surrendered to the Corporation, or, in the case of shares for which no certificate is surrendered, deposited in a bank or trust company, then all rights with respect to such shares shall, after the specified Redemption Date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender (or compliance with lost certificate provisions).

    5.   Voting Rights.

         (a) Each holder of shares of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted pursuant to Section 3 hereof, on the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or on the effective date of a written consent of shareholders if action shall be taken by written consent. Except as provided by law or by the provisions of Section 5(b), 5(c) and 5(d) below, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

         (b) In addition to any other rights provided by law, so long as at least 500,000 shares of Preferred Stock shall be outstanding (appropriately adjusted for stock splits, reverse splits, recapitalizations and similar events) the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of such outstanding shares of the Preferred Stock voting as a single class, on an as-converted to Common Stock basis:

                 (i) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the rights, preferences, privileges or restrictions of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock in a manner which would adversely affect such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

                 (ii) authorize or issue shares of any class or series of stock having any preference over or being on a parity with the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred stock as to dividends or upon liquidation, dissolution or winding up or redemption, conversion or voting rights;

                 (iii) reclassify any Common Stock into shares having any preference over or being on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred stock as to dividends or upon liquidation, dissolution or winding up or redemption, conversion or voting rights;

                 (iv) sell, convey, or otherwise dispose of or encumber all or substantially all of its assets, or merge with or into or consolidate with any corporation or effect any transaction or series of related transactions as a result of which the shareholders of this Corporation own less than 50% of the equity securities of the surviving corporation or which, pursuant to the Delaware General Corporation Law, would require a vote of holders of Preferred Stock, voting as a single class; or

                 (v) increase the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock.

         (c) In addition to any other rights provided by law, so long as at least 100,000 shares of Series C Preferred Stock shall be outstanding (appropriately adjusted for stock splits, reverse splits, recapitalizations and similar events) the Corporation shall not, without first obtaining the consent of the holders of a majority of outstanding shares of Series C Preferred Stock:

                 (i) amend or repeal any provision of this Corporation's Certificate of Incorporation relating to the dividend, liquidation, redemption, conversion or voting of the Series C Preferred Stock so as to adversely change such rights;

                 (ii) authorize or issue shares of any class or series of stock having any preference over the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up or as to redemption, conversion or voting rights;

                 (iii) reclassify any Common Stock into shares having any preference over or being on a parity with the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up or as to redemption, conversion or voting rights; or

                 (iv) increase the authorized number of or issue additional shares of Series C Preferred Stock.

         (d) In addition to any other rights provided by law, so long as at least 150,000 shares of Series D Preferred Stock shall be outstanding (appropriately adjusted for stock splits, reverse splits, recapitalizations and similar events) the Corporation shall not, without first obtaining the consent of the holders of a majority of outstanding shares of Series D Preferred Stock:

                 (i) amend or repeal any provision of this Corporation's Certificate of Incorporation relating to the dividend, liquidation, redemption, conversion or voting of the Series D Preferred Stock so as to adversely change such rights;

                 (ii) authorize or issue shares of any class or series of stock having any preference over the Series D Preferred Stock as to dividends or upon liquidation, dissolution or winding up or as to redemption, conversion or voting rights;

                 (iii) reclassify any Common Stock into shares having any preference over or being on a parity with the Series D Preferred Stock as to dividends or upon liquidation, dissolution or winding up or as to redemption, conversion or voting rights; or

                 (iv) increase the authorized number of or issue additional shares of Series D Preferred Stock.


                                  ARTICLE FIVE

    This Corporation shall have a Board of Directors consisting of no less than four and no more than nine persons. The precise number of directors of this Corporation shall be as set forth in the Bylaws of the Corporation.

                                  ARTICLE SIX

    The Corporation is to have perpetual existence.


                                 ARTICLE SEVEN

    Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.


                                 ARTICLE EIGHT

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                  ARTICLE NINE

    (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

    (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

    (c) Neither any amendment nor repeal of this Article Nine, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE TEN

    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                 ARTICLE ELEVEN

    Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.


                                 ARTICLE TWELVE

    Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                ARTICLE THIRTEEN

    Until a Registration Statement regarding the sale of the Corporation's Common Stock to the public is declared effective by the Securities and Exchange Commission, stockholders shall be entitled to cumulative voting rights as set forth in this Article Thirteen of the Corporation. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. As of the date that a Registration Statement regarding the sale of the Corporation's Common Stock to the public is declared effective by the Securities and Exchange Commission, this Article Thirteen shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.


                                ARTICLE FOURTEEN

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been duly executed by its President, and attested by its Assistant Secretary, this 21st day of August, 1996.



                              By: /s/ Lee H. Stein
                                  -------------------------------------
                                  Lee H. Stein, Chief Executive Officer


ATTEST:



By: /s/ Philip Bane
    ----------------------------------
    Philip Bane, Secretary